UNITED STATES
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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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ENERGY COMPOSITES CORPORATION

(Name of Registrant as Specified In Its Charter)

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4400 Commerce Drive
Wisconsin Rapids, Wisconsin  54494

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Energy Composites Corporation:

We cordially invite you to the 2011 Annual Meeting of Stockholders (“Annual Meeting”) of Energy Composites Corporation (“we,” “us,” or “our”).  The meeting is at 10:00 a.m., Central Daylight Saving Time, on Tuesday, June 7, 2010, at the Hotel Mead & Conference Center located at 451 East Grand Avenue, Wisconsin Rapids, Wisconsin  54495.

At the Annual Meeting, you will be asked to vote on the following matters:

(1)  The election of the Board of Directors consisting of six Directors to serve for one year and until the election and qualification of their successors;
(2)  Ratification of the appointment of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC as our independent registered public accounting firm for 2011; and
(3)  Transaction of such other matters as may properly come before the Annual Meeting or any adjournments and postponements thereof.

Common stockholders of record at the close of business on April 15, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

/s/ Jamie L. Mancl

Jamie L. Mancl
President and Director

April 28, 2011

This Notice of 2011 Annual Meeting and the attached Information Statement dated April 28, 2011 should be read in combination with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Collectively, these documents contain all of the information and disclosures required in connection with the 2011 Annual Meeting of Stockholders.  Copies of all these materials can be found in http://energycompositescorp.com/filings.

4400 Commerce Drive
Wisconsin Rapids, Wisconsin  54494

INFORMATION STATEMENT
For the Annual Meeting of Stockholders to be held on
Tuesday, June 7, 2011, at 10:00 a.m., Central Daylight Saving Time,
at 451 East Grand Avenue, Wisconsin Rapids, Wisconsin  54495

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the stockholders of Energy Composites Corporation, a Nevada corporation (“we,” “us,” “our,” or the “Company”) regarding our resolutions to elect directors for the coming year and to retain Moquist Thorvilson Kaufmann Kennedy & Pieper LLC as our independent registered public accounting firm for the coming year.  These resolutions have been adopted by our Board of Directors in accordance with statutes governing Nevada corporations (the “Nevada Law”) and will be presented to an annual meeting of our stockholders to be held on June 7, 2011, as outlined in the Notice of 2011 Annual Meeting of Stockholders (the “Annual Meeting”) that accompanies this Information Statement.

The Company’s majority stockholders who own in excess of 51.4% of our outstanding voting securities (the “Majority Stockholders”), Jamie and Jennifer Mancl, who are officers and directors of the Company, have indicated that they will vote in favor of these resolutions.  No other votes were required or necessary to elect directors for the coming year or to retain Moquist Thorvilson Kaufmann Kennedy & Pieper LLC as our independent registered public accounting firm for the coming year, and none are being solicited hereunder.

Important Notice of Internet Availability of Information Statement and Related Materials

As permitted by the federal securities laws, we are making this Information Statement and Annual Report on Form 10-K for the year ended December 31, 2010 available to our stockholders primarily via the Internet instead of mailing printed copies of these materials to each stockholder.  On or about April 28, 2011, we intend to mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability, or “Notice,” containing instructions on how to access these materials, including the Information Statement and Annual Report on Form 10-K for the year ended December 31, 2010.  We intend to make this Information Statement available to our stockholders on or about April 28, 2011.  This Information Statement and Annual Report on Form 10-K for the year ended December 31, 2010 are available for viewing on the Internet at:  http://energycompositescorp.com/filings.

If you received a Notice by mail, you will not receive a printed copy of the Annual Meeting materials by mail unless you request printed materials.  If you wish to receive printed materials, you should follow the instructions for requesting such materials contained in the Notice.

The election of directors and retention of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC, as our independent registered public accounting firm are outlined below.

 QUORUM AND VOTING REQUIREMENTS

Quorum Requirement

A majority of the voting power that is present, in person or by proxy, regardless of whether the proxy has authority to vote on all matters, shall constitute a quorum at a meeting of stockholders.  If less than a quorum is represented at a meeting, a majority of the shares so represented may adjourn the meeting without further notice for a period not to exceed 60 days at any one adjournment.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of stockholders so that less than a quorum remains.

Vote Required

If a quorum is present, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.  Each outstanding share, regardless of class, shall be entitled to one vote, and each fractional share shall be entitled to a corresponding fractional vote on each matter submitted to a vote at a meeting of stockholders, except as may be otherwise provided in the Articles of Incorporation or in the resolution providing for the issuance of the stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation.  Cumulative voting shall not be allowed.

Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  In determining the number of votes cast for or against a proposal, shares abstaining from voting on a matter (including elections) will not be treated as a vote for or against the proposal.  A non-vote by a broker will be treated as if the broker never voted, but a non-vote by a stockholder will be counted as a vote “for” the management’s position.

BENEFICIAL OWNERSHIP AND OTHER MATTERS

Record Date

The record date for determining the stockholders entitled to vote at the Annual Meeting was the close of business on April 15, 2011 (the “Record Date”), at which time we had issued and outstanding 46,683,949 shares of common stock, $0.001 par value (the “Common Stock”).  The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Annual Meeting.

Beneficial Ownership

The following table sets forth certain information regarding beneficial ownership of our common stock on April 15, 2011 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock and our current directors and executive officers.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 15, 2011 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership	Percent of Class for Vote (2)
Jennifer Lynn Mancl 4400 Commerce Drive Wisconsin Rapids, Wisconsin 54494	23,992,282 (3)	51.4%
Jamie Lee Mancl 4400 Commerce Drive Wisconsin Rapids, Wisconsin 54494	23,992,282 (3)	51.4%

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership	Percent of Class for Vote (2)
Diversified Equity Partners, LLC 16440 41st Avenue North Plymouth, Minnesota 55446	3,499,498	7.5%
Thomas J. Klismith	498,028 (4)	1.1%
Samuel W. Fairchild	267,396 (5)	0.6%
Daniel P. Wergin	241,952 (6)	0.5%
James F. Miller	98,233	0.2%
Kenneth A. Iwinski	98,859 (7)	0.2%
Timothy Sherlock	5,755	*
Officers and directors as a group (8 persons)	25,202,505 (8)	53.6%
*           Less than 0.1%
______________
(1)
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, it is anticipated that each person named in the table will have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on 46,683,949 shares of common stock outstanding as of April 15, 2011.
(3)
Jamie Lee Mancl and Jennifer Lynn Mancl are married and share the voting and investment power associated with the 22,800,000 shares of common stock in their names, 523,592 shares owned of record by the Mancls as trustees of the Jamie L. and Jennifer L. Mancl Revocable Trust u/a/d January 24, 2007 and 657,692 shares owned of record by Robb N. Sigler as trustee FBO Jamie and Jennifer Mancl 2009 GST Trust u/a/d December 4, 2009.  In addition, Jennifer Mancl owns 10,998 shares of common stock.

(4)
Includes 153,181 shares of common stock held by Jay-Mar Road Professional Court LLC, 40,310 shares of common stock held by F&R Property, LLC, 51,061 shares of common stock pursuant to which Mr. Klismith shares voting and investment power with his spouse, Debra A. Klismith, and 240,000 shares of common stock issuable upon exercise of warrants.

(5)	Includes 40,000 shares of common stock held by Mr. Fairchild’s spouse and minor children and 33,400 shares of common stock issuable upon exercise of warrants.
(6)	Includes 20,000 shares of common stock issuable upon exercise of warrants.
(7)	Includes vested options to purchase 56,250 shares of common stock.
(8)	Includes 349,650 shares of common stock issuable upon exercise of warrants and vested stock options.

Changes in Control

There are no agreements known to management that may result in a change of control of the Company.

Interests of Directors and Officers in Matters to be Acted Upon

Other than the election of the nominated directors, no director or officer, or associate of any director or officer or any other person will receive extra or special benefit from the matters described herein which is not shared on a pro rata basis by all other holders of securities of the same class in accordance with their respective interests.

ITEM 1.  ELECTION OF DIRECTORS

The first item to be acted upon at the Annual Meeting is the election of six directors to our Board of Directors.  Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.  We are not aware of any material proceedings to which any of the nominee directors, or any associate of any such director, is a party adverse to us or has a material interest adverse to us or to any of our subsidiaries.  Each nominee has consented to being named as a nominee and to serve if elected.

Director candidates were nominated by the Board of Directors.  To date, it has not been necessary to engage a third party search firm to assist in identifying suitable candidates for directors.  The Board of Directors believes that our existing Board members and executive management have sufficient networks of business contacts to form a suitable candidate pool from which nominees may be identified in the future.

If any Director nominee named in this information statement shall become unable or decline to serve (an event which the Board does not anticipate), a substitute may be nominated and elected.

Nominees for Director to be Elected

Name	Age	Current Position with Company
Jamie Lee Mancl	38	President and Director
Timothy Sherlock	58	Interim Chief Financial Officer and Director
Jennifer Lynn Mancl	36	Vice President and Director
Daniel P. Wergin	69	Director
Thomas J. Klismith	52	Director
James F. Miller	55	Director

The nominees for election as directors have provided the following information about themselves:

Jamie Lee Mancl.  Mr. Mancl has served as our President and as a director since October 2008.  Mr. Mancl has served as President and a director of ECC Corrosion, Inc. f/k/a Advanced Fiberglass Technologies, Inc. (“ECC”), our wholly owned subsidiary, since its inception in January 2005.  From 1995 to January 2005, he operated M&W Fiberglass, LLC (“M&W”), the predecessor company to ECC.  Mr. Mancl is the sole owner of M&W.  He is also the owner of Fiberglass Piping & Fitting Company (“FPF”), a firm he founded in 2006 which he continues operate.  Mr. Mancl has an extensive background managing success in the composites industry.  From 1989 to 1995, he served in various management positions at Industrial Fiberglass.  Mr. Mancl has a successful track record managing the day-to-day operations of a growing composites fabricator, and is an industry-recognized expert in composites.  Mr. Mancl brings to the Board extensive experience in the composites industry as well as broad insight into the Company’s legacy markets and production activities.

Timothy Sherlock.  Mr. Sherlock has served as our director since September 2009 and our Interim Chief Financial Officer since January 2011.  He has significant experience implementing planning, accounting, and internal controls for public and private entrepreneurial growth-oriented technology companies.  From February 2009 to November 2010, Mr. Sherlock served as Chief Financial Officer of GeoAnalytics, Inc., a provider of spatial analytics solutions in Madison, Wisconsin. From September 2007 to January 2009, he held the CFO position at On-Course Learning.  From April 2001 to September 2007, Mr. Sherlock held various positions with ARI Network Services Inc., including CFO, Treasurer, and Vice President of Operations.  Prior to 2001, Mr. Sherlock served as CFO for Catalyst International Inc. and Renaissance Learning, Inc.  He graduated from the University of St. Thomas with a Bachelors degree in Business in 1980.  Mr. Sherlock is a member of both the American Institute of Certified Public Accountants and of Financial Executives International.  Mr. Sherlock provides the board with deep insights on financial management, regulatory compliance and public company audit responsibilities.

Jennifer Lynn Mancl.  Mrs. Mancl has been our Vice President and a director since October 2008.  Mrs. Mancl has served as Vice President of ECC since its inception in January 2005 and as a director since April 2008, where she has been responsible for all administrative processes, marketing and external affairs.  From 1998 to 2003, Mrs. Mancl worked for Stora Enso North Amerca, where she gained plant floor experience in the pulp and paper industry as well as considerable experience in purchasing and negotiations.  In 2002, Mrs. Mancl earned a B.A. degree in Business Administration and Marketing from Lakeland College in Wisconsin.  Mrs. Mancl provides the Board with substantial insight into the composites industry supply chain as well as a deep understanding of the Company’s administrative systems.

Daniel P. Wergin.  Mr. Wergin has served as our director since October 2008.  He has also served as a director of ECC since April 2008, following his resignation from the Board of Broadwind Energy (BWEN).  Mr. Wergin was a founder of Broadwind’s predecessor company, Tower Tech Holdings (TWRT), and that company’s first Chief Financial Officer.  He has also been the President of Choice, Inc., a real estate investment and development company based in Manitowoc, Wisconsin, since 1970.  Mr. Wergin has specialized in real estate development, leasing, and Internal Revenue Code §1031 exchanges.  He has been a member of the National Association of Realtors and its Certified Commercial Investment Division since 1975.  Mr. Wergin brings to the

Board an extensive track record in growing and financing industrial business, complying with local and federal regulatory requirements as well as developing new facilities.

Thomas J. Klismith.  Mr. Klismith has served as our director since October 2008.  He has also served as a director of ECC since April 2008.  Mr. Klismith has been a Certified Public Accountant since 1984 and in 1988 he founded Klismith Accounting & Tax Group, which provides accounting, tax planning, software consulting and financial advisory services to individuals and businesses in central Wisconsin.  Mr. Klismith has significant experience in tax planning and preparation, financial reporting, business budgeting and forecasting, financial, estate and retirement planning and business consulting.  Mr. Klismith is a member of both the American and Wisconsin Institutes of Certified Public Accountants.  Mr. Klismith provides the Board with strong accounting and executive compensation insights as well as a broad understanding of the local economy.

James F. Miller.  Mr. Miller has served as our director since September 2009.  Since January 2005, Mr. Miller has been and is currently President and a member of the Board of Intervistas Consulting, LLC (formerly Innova Aviation Consulting, LLC), an international management consulting and transaction advisory firm with offices in the United States, Canada and the Netherlands.  Prior to joining Intervistas, Mr. Miller was a Senior Partner and Member of the Management Committee of the PA Consulting Group from October 2000 to December 2004, an international management consulting firm based in London.  Prior to joining PA, Mr. Miller was a Senior Vice President and Executive Officer of Hager Bailly (HBIX), Manager of Marketing and International Affairs for the Metropolitan Washington Airports Authority, Investment Principal at Minshall & Co., President of Aviation Advisors Inc., and he served in various positions with the City of Tulsa, Tulsa Airports Trust including Deputy Director of Aviation and Chief Financial Officer.  Mr. Miller has served on the Board of the JFKIAT, LLC, the developer of a $1.2 billion redevelopment of T4 at JFK International Airport.  Mr. Miller is a principal and Board member of Tadpole Group, LLC and manages its various investments in intellectual property and new emerging technologies.  In addition, Mr. Miller serves on the board of directors of IPBB, Inc., an intellectual property company based in Canada.  Mr. Miller has been the lead advisor to Amsterdam Airport Schiphol, American Express and T-Mobile.  Mr. Miller received his Juris Doctorate from the University of Tulsa in 1983, his Masters in Economics from West Virginia University in 1979, and his Bachelors degree in Economics from West Virginia University in 1978.  Mr. Miller brings to the Board extensive experience in financing business growth, developing financial management strategies, and participating in effective corporate governance.

Jamie Lee Mancl is married to Jennifer Lynn Mancl.  Other than the Mancls, there are no family relationships between any of our nominee directors.  During the last ten years, none of the nominee directors has (i) had any bankruptcy petition filed by or against any business of which such person was an officer; (ii) had any conviction in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors has not adopted a formal policy with respect to whether the principal executive officer should also serve as Chairman of the Board.  The Board of Directors has not appointed a formal Chairman and the duties are performed by Jamie Lee Mancl, our President, who (i) works with the Board to schedule meetings and set meeting agendas; (ii) serves as the principal liaison between the Board and our senior management; (iii) briefs the Board on issues or concerns arising between meetings of the Board of Directors, which are generally held monthly; (iv) participates actively in corporate governance; and (v) performs such other duties as the Board may delegate from time to time.  The Board has not appointed a lead independent director.

The Board of Directors’ primary responsibility is to seek to maximize long-term stockholder value.  The Board of Directors selects our management, monitors management and Company performance, and provides advice and counsel to management.  Among other things, the Board of Directors regularly reviews our business strategy and approves our budget.  In fulfilling the Board of Directors’ responsibilities, non-employee directors have full access to our management, external auditors and outside advisers.

All members of our Board take an active role in evaluating our risks and strategic direction. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. Our audit committee oversees the process by which our senior management assesses and manages our exposure to, and management of, financial risks as well as potential conflicts of interest.  Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction.

Our Board of Directors established an audit committee and a joint compensation and nominating committee in October 2009.  Members of the audit committee are Timothy Sherlock and James F. Miller.  Mr. Sherlock serves as audit committee chair.  We have determined that Mr. Sherlock is our audit committee financial expert.  Mr. Sherlock has been serving as our Interim Chief Financial Officer since January 4, 2011, following the resignation of Jeffrey Keuntjes, our former Vice President – Finance, and is therefore not independent.  While the audit committee charter specifies that the audit committee shall consist of at least two independent directors, the Board has not determined whether it will replace Mr. Sherlock with an independent director.  The audit committee held 12 meetings in 2010.

Members of the joint compensation and nominating committee are Thomas J. Klismith and Daniel P. Wergin.  Mr. Klismith serves as compensation and nominating committee chair.  The joint compensation and nominating committee held five meetings in 2010.  While a compensation committee charter has been adopted, a nominating committee charter has not yet been adopted.

The nominating committee has not yet developed its process for identifying and evaluating nominees for director or a policy with regard to the consideration of any director candidates recommended by stockholders.  It will likely formulate a process and policy when it adopts a charter for the committee.  The procedure for the nomination of directors by stockholders is described in this Information Statement under the heading “Additional Information – Stockholder Nominations of Directors.”  All of the nominees named in this Information Statement are standing for re-election.

The Board committee charters are available on the Company’s web site:  www.energycompositescorp.com.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, and conflicts of interest. The Code of Ethics is posted on our Internet website: www.energycompositescorp.com, and is available in print, free of charge to any stockholder who sends a request for a paper copy to Energy Composites Corporation, Attn: Corporate Secretary, 4400  Commerce Drive, Wisconsin Rapids, Wisconsin  54494.  We intend to include on its website any amendment to, or waiver from, a provision of its Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Board Meetings and Annual Meeting Attendance

Our Board of Directors typically meets at least once per month for regularly scheduled meetings, and special meetings are scheduled when required.  The Board of Directors held 26 meetings in 2010.  None of our directors attended fewer than 75% of the meetings of the Board and the committees of the Board on which he or she served.  The Board of Directors has adopted a policy that all directors must attend at least 80% of all regularly scheduled Board of Directors’ meetings and at least 70% of all special Board of Directors’ meetings.  Although we have no formal policy relating to directors’ attendance at the Annual Meeting, we encourage all our directors to attend the Annual Meeting and reimburse expenses associated with attendance.

Director Compensation

We adopted a director compensation package for 2010, pursuant to which each director receives an annual $30,000 restricted stock grant per year and $500 cash for each regularly scheduled in-person board meeting, special meeting and committee meeting attended.  We also reimburse our directors for actual reasonable expenses incurred in attending each meeting.  In addition, each chairperson of a committee receives a $15,000 restricted stock grant per year.  All restricted stock will be paid to the directors in arrears for the previous year of service.

The following table sets forth information regarding the 2010 remuneration of our directors whose compensation does not appear elsewhere in this information statement.  The compensation of our other directors is disclosed in the Summary Compensation Table under the heading “Executive Compensation.”

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Jennifer Lynn Mancl	41,500 (1)	30,000 (2)	-	1,200 (1)	72,700
Daniel P. Wergin	500	30,000 (2)	-	-	30,500
Thomas J. Klismith	1,500	39,690 (3)	-	- (4)	41,190
James F. Miller	500	32,191 (5)	-	-	32,691
Timothy Sherlock	1,500	22,502 (6)	-	-	24,002
_________________
(1)	Jennifer Mancl serves as our Vice President and received $40,000 compensation in that capacity. Other compensation for Mrs. Mancl during 2010 consisted of $1,200 in 401(k) contributions.
(2)	Jennifer Mancl and Daniel P. Wergin were each issued 7,673 restricted shares of common stock as compensation for services rendered during the period from June 1, 2009 through May 31, 2010.
(3)	Thomas J. Klismith was issued 10,151 restricted shares of common stock as compensation for services rendered during the period from June 1, 2009 through May 31, 2010.
(4)	Other compensation excludes $380 paid to Mr. Klismith’s firm, Klismith Accounting and Tax Group, for accounting and business consulting services rendered to our Company.
(5)	James F. Miller was issued 8,233 restricted shares of common stock as compensation for services rendered during the period from June 1, 2009 through May 31, 2010.
(6)	Timothy Sherlock was issued 5,755 restricted shares of common stock as compensation for services rendered during the period from June 1, 2009 through May 31, 2010.

Conflicts of Interest and Related Party Transactions

Our officers and directors are now and may in the future become stockholders, officers or directors of other companies that may be engaged in business activities similar to those conducted by us.  Accordingly, direct conflicts of interest may arise in the future with respect to such individuals acting on our behalf or other entities.  Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise.  Although we do not currently have a right of first refusal pertaining to opportunities that come to management’s attention insofar as such opportunities may relate to our business operations, we have established a conflict of interest policy intended to ensure timely disclosure and avoidance of activities and relationships that conflict with the interests of the Company.

Our officers and directors are subject to the restriction that all opportunities contemplated by our business plan which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to our Company.  A breach of this requirement will be a breach of the fiduciary duties of the officer or director.

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

Jamie L. and Jennifer L. Mancl.  Mr. Mancl owns 100% of M&W, which owned and leased our manufacturing plant to us in 2008.  On December 31, 2008, we exercised our option to purchase the manufacturing facility we were leasing from M&W for a purchase price of $4,500,000.  The purchase price for the facility was paid in the form of: (i) an assumption of the industrial revenue bonds and note related to the building and land; (ii) cash at closing in the amount of $500,000; and (iii) the balance ($1,045,328) in the form of a promissory note bearing interest at an annual fixed rate of 4.775% which was determined using the twelve-month LIBOR as of December 31, 2008 (2.025%) plus 2.75%, payable in quarterly installments of principal and interest amortized over not more than 15 years with the unpaid principal balance due not later than December 15, 2015.  The assumed debt consisted of all obligations of M&W under the bond agreement and promissory notes related to the plant and its equipment.  As of December 31, 2010, the amount of the assumed debt of the industrial revenue bonds was $3,243,605.

        On August 13, 2010, M&W converted the outstanding principal and interest under the building promissory note to common shares of the Company at $2.50 per share. The principal balance of the note converted at August 13, 2010 was $970,770 and accrued interest was $5,455, which upon conversion resulted in the issuance of 390,490 restricted shares of our common stock to M&W.  For the year ended December 31, 2010, we paid interest expense to M&W on the building promissory note of $28,871.

On October 27, 2010, we entered into an unsecured promissory note bearing interest at an annual interest rate of 6% per annum pursuant to which we borrowed $25,000 from M&W.  As of December 31, 2010, the entire principal balance of the note remained outstanding and accrued but unpaid interest under the note was $267.

Mr. Mancl also owns 100% of FPF, which is a distributor of imported fiberglass piping and fitting products.  We purchase products from FPF from time to time for use in the manufacture of our products.  During 2010 and 2009, we purchased products from FPF totaling $68,283 and $393,117 respectively.  As of December 31, 2010 and 2009, we had an accounts payable balance of $183,012 and $188,356, respectively, owed to FPF.  Our board of directors has reviewed the related party transactions with FPF and determined it is in its best interest to continue to purchase products from FPF given their high quality, the limited availability of such products from other suppliers at a competitive price and the costs to produce or import comparable products.  On October 13, 2008, ECC entered into a Purchase and Supply Agreement with FPF pursuant to which ECC may purchase fiberglass piping and fitting products at FPF’s net direct cost.  The Purchase and Supply Agreement was filed as an exhibit to our Current Report on Form 8-K filed October 17, 2008.

On August 23, 2010, we entered into a Subscription Agreement with Mr. Mancl, pursuant to which he made a $450,000 equity investment in the Company.  Pursuant to the agreement, Mr. Mancl purchased 180,000 shares of our common stock at a price of $2.50 per share.  The Subscription Agreement was filed as an exhibit to our Current Report on Form 8-K filed August 27, 2010.

Daniel P. Wergin   On October 29, 2010, we entered into an unsecured promissory note bearing interest at an annual interest rate of 6% per annum pursuant to which we borrowed $120,000 from White Horse Ltd., LLC, an entity owned by Daniel P. Wergin.  We paid the principal balance of the note and interest in the amount of $79 on November 2, 2010.

Timothy Sherlock   On January 4, 2011, our Board of Directors approved the appointment of Timothy Sherlock as our Interim Chief Financial Officer.  On January 27, 2011, we entered into a consulting agreement with Mr. Sherlock pursuant to which Mr. Sherlock will provide transitional accounting, financial and business services to the Company at a rate of $60.00 per hour payable on a biweekly basis plus reimbursement of reasonable and necessary out-of-pocket expenses incurred in performance of services under the agreement. The consulting agreement was filed as an exhibit to our Current Report on Form 8-K filed February 2, 2011.

Klismith Accounting and Tax Group.  Thomas J. Klismith has provided tax, accounting, and business consulting services to us for several years.  The following table sets forth payments made and amounts owed to Mr. Klismith’s firm during the years ended and as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Payments made	$0	$5,680
Amounts owed	$380	$0

Convertible Debentures and Warrants.  During 2008, we conducted a private offering of units consisting of (i) a 3-year, 6% convertible debenture with a conversion price of $2.50 per share, and (ii) a number of warrants exercisable into shares of the Company’s common stock equal to the number of shares issuable upon conversion of the principal amount of the Debentures.  Each Warrant is exercisable into shares of common stock for a term of 3 years at $5.00 per share.  Samuel W. Fairchild, Thomas J. Klismith, Daniel P. Wergin, and Jeffrey S. Keuntjes all participated in our private placement of debentures and warrants and, prior to the beginning of our last fiscal year, each converted their Debentures into shares of our common stock.

On March 8, 2010, our Board of Directors approved the temporary reduction of the exercise price of outstanding warrants to $2.50 per share from $5.00 per share.  The following table details the Warrants exercised during 2010 by these individuals:

Name	Warrants Exercised	Total Exercise Price ($)
Samuel W. Fairchild	-	-
Thomas J. Klismith	-	-
Daniel P. Wergin	20,000	50,000
James F. Miller (1)	40,000	100,000
Jeffrey S. Keuntjes	2,000	5,000
____________________
(1)	Purchase of Warrants was made through ECC Investment Partners LLC, a company controlled by Mr. Fairchild.

Diversified Equity Partners, LLC   On August 24, 2010, our Board of Directors approved the issuance of 3,375,000 restricted shares of common stock to Diversified Equities Partners, LLC (“Diversified”) an entity owned by a minority shareholder, as a non-refundable retainer for financial advisory consulting services to be rendered through September 30, 2012.  These shares were valued at $4,725,000 using the closing market price of our stock on August 24, 2010 of $1.40 per share.

On December 24, 2009, we entered into an unsecured promissory note bearing interest at an annual interest rate of 6% per annum pursuant to which we borrowed $300,000 from Diversified.  On August 10, 2010, we entered into a debt exchange agreement with Diversified pursuant to which we issued 124,498 shares of our common stock to Diversified in exchange for the cancellation of the principal balance of the note and interest of $11,244.

Director Independence

The Board of Directors has determined that the following members of the Board are independent directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2): Daniel P. Wergin, Thomas J. Klismith and James F. Miller.  In assessing the independence of the directors, the Board considers any transactions, relationships and arrangements between our Company and our independent directors or their affiliated companies.  This review is based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with our Company or our management.  In reviewing Mr. Klismith’s independence, the Board of Directors considered services rendered to our Company by Mr. Klismith’s accounting firm, as described further under “Conflicts of Interest and Related Party Transactions” herein.  There were no other transactions, relationships or arrangements between our Company and any of the independent directors or the independent directors’ affiliated companies that came to the attention of the Board during our review of the independence of directors that warranted additional review.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of our common stock.  Executive officers and directors are required to furnish us with copies of all Section 16(a) reports they file.  Based solely on a review of the copies of such forms furnished to us, we believe that our executive officers and directors complied with all Section 16(a) filing requirements applicable to them during 2010.

Director Indemnification

Under the corporate laws of the State of Nevada and our Articles of Incorporation, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Bylaws also provide for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Nevada law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stockholder Communications

Stockholders who wish to communicate directly with our Board of Directors should write to:

Energy Composites Corporation
4400 Commerce Drive,
Wisconsin Rapids, Wisconsin  54494
Attention: Board of Directors

Executive Officers

Information relating to our non-director executive officers is as follows:

Name	Age	Current Position with Company
Kenneth A. Iwinski	48	General Counsel and Secretary

Our non-director executive officer has provided the following information:

Kenneth A. Iwinski – General Counsel and Secretary.  Mr. Iwinski has served as our General Counsel and Secretary since October 2008 and has been General Counsel and Secretary of ECC since April 2008.  From May 2007 until April 2008, Mr. Iwinski was involved in the private practice of law.  From September 2006 to May 2007, he served as Managing Member and Counsel for Sun Prairie Solutions Group, LLC, an early stage aseptic manufacturing business focused on providing national production and distribution of functional beverages through a joint venture with a global branded food company.  From 1998 to September 2006, Mr. Iwinski served as Vice President - Legal and Secretary for Northland Cranberries, Inc., a publicly traded and vertically integrated food production, processing and sales business.  From 1992 until he joined Northland, Mr. Iwinski was an attorney with the business law firm of Meissner Tierney Fisher & Nichols, S.C., in Milwaukee, Wisconsin.  In addition to his comprehensive business law experience, Mr. Iwinski has significant experience in human resources, corporate governance, compliance and risk management.

The term of office of each officer ends at the next annual meeting of our board of directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualified.  The Board of Directors expects that it will elect the current officers (including those also currently serving as directors) to return to their positions as officers of our Company until the next annual meeting of stockholders.

We are not aware of any material proceedings to which any of the non-director executive officers, or any associate of any such officer, is a party adverse to us or has a material interest adverse to us or to any of our subsidiaries.  There are no family relationships between any of our non-director executive officers.  During the last five years, none of the non-director officers has (i) had any bankruptcy petition filed by or against any business of which such person was an officer; (ii) had any conviction in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Executive Compensation

The following table sets forth information regarding the remuneration of our principal executive officer and our executive officers that earned in excess of $100,000 per annum during any part of the last two completed fiscal years:
Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Samuel Fairchild, Chief Executive Officer and Director(1)	2010	-	-	-	-	-	-
	2009	-	-	-	-	-	-
Jamie Mancl, President and Director	2010	97,877	-	-	-	12,665 (2)	110,544
	2009	97,376	-	-	-	11,609 (3)	108,985
Jeffrey Keuntjes, Vice President, Finance(4)	2010	120,500	-	-	146,250(5)	6,819 (6)	273,569
	2009	118,307	-	75,000 (7)	-	6,397 (8)	199,704
Kenneth Iwinski, General Counsel and Secretary	2010	100,000	-	75,000 (9)	146,250(5)	12,744 (10)	333,994
	2009	100,000	-	75,000 (9)	-	11,685 (11)	186,685

(1)	Mr. Fairchild resigned as our Chief Executive Officer effective June 1, 2010.
(2)
Other compensation for Mr. Mancl during 2010 includes: (i) $9,244 paid for health insurance; (ii) $500 health savings account contribution; and (iii) 401(k) contribution of $2,921.  Other compensation for 2010 excludes $97,421, which consists of: (i) $29,138 paid to M&W Fiberglass as interest on the loan extended to ECC for the purchase of the manufacturing facility in 2008 and (ii) $68,283 paid to FPF for the sale of fiberglass piping and fitting products to our company.

(3)
Other compensation for Mr. Mancl during 2009 includes: (i) $8,300 paid for health insurance; (ii) $500 health savings account contribution; and (iii) 401(k) contribution of $2,809.  Other compensation for 2009 excludes $442,101, which consists of: (i) $48,984 paid to M&W Fiberglass as interest on the loan extended to ECC for the purchase of the manufacturing facility in 2008 and (ii) $393,117 paid to FPF for the sale of fiberglass piping and fitting products to our company.

(4)	Mr. Keuntjes resigned as our Vice President - Finance, effective January 14, 2011.
(5)
Messrs. Keuntjes and Iwinski were each granted 112,500 stock option awards with an exercise price of $2.50 vesting 25% on the date of grant, 25% on each of October 14, 2010, 2011 and 2012.  The option awards expire on September 28, 2020.  The amount included in the table represents the gross grant date fair value of stock option awards granted in accordance with ASC Topic 718 for outstanding option awards made under the Energy Composites Corporation 2008 Stock Incentive Plan. The assumptions used to determine the valuation of the awards on the date of grant are discussed in Note 9 to our consolidated financial statements included in our Annual Reports on Form 10-K for the year ended December 31, 2010.

(6)	Other compensation for Mr. Keuntjes during 2010 includes: (i) $2,719 paid for health insurance; (ii) $500 health savings account contribution; and (iii) 401(k) contribution of $3,600.
(7)	Mr. Keuntjes was issued 25,000 shares on March 17, 2009. The value is based on the market price on that date.

(8)	Other compensation for Mr. Keuntjes during 2009 includes: (i) $2,440 paid for health insurance; (ii) $500 health savings account contribution; and (iii) 401(k) contribution of $3,457.
(9)
Mr. Iwinski receives a $75,000 stock grant annually, where the number of shares is based on the average of the closing trading price on the 15th of each month during the preceding twelve months, and where half of shares granted vest on the anniversary date and the remaining half vests one year later.  Mr. Iwinski was issued a total of 24,272 shares on April 28, 2009 and 18,337 shares on April 28, 2010.

(10)	Other compensation for Mr. Iwinski during 2010 includes: (i) $9,244 paid for health insurance; (ii) $500 health savings account contribution; and (iii) 401(k) contribution of $3,000.
(11)	Other compensation for Mr. Iwinski during 2009 includes: (i) $8,300 paid for health insurance; (ii) $500 health savings account contribution; and (iii) 401(k) contribution of $2,885.

Our offer letter to Kenneth Iwinski outlines an annual base salary of $175,000, of which $100,000 is to be paid in cash and $75,000 is to be paid in restricted common stock, held in escrow with a vesting schedule of 50% at the end of the first year and 50% at the end of the second year.  The number of shares in the annual stock grant is calculated by averaging the closing trading price on the 15th of each month during the employment year.

Outstanding Equity Awards at 2010 Year End

The following table includes certain information with respect to the value of all unexercised options to purchase shares of Company common stock and unvested shares of restricted stock previously awarded to the named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Shares Acquired Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Samuel Fairchild	-	-	-	-	-	-
Jamie Mancl	-	-	-	-	-	-
Jeffrey Keuntjes	56,250	56,250	$2.50	9/28/2020	-	-
Kenneth Iwinski	56,250	56,250	$2.50	9/28/2020	9,169 (1)	$7,794
____________________
(1)	These shares vested on April 28, 2010.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	619,500(1)	$ 3.32	2,680,500
Total	619,500	$3.32	2,680,500
__________________
(1)
Outstanding stock options to purchase shares of our common stock pursuant to the Energy Composites Corporation 2008 Stock Incentive Plan approved by our Board of Directors on June 18, 2008 and by our shareholders on August 29, 2008.

ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS

The second item to be acted upon at the Annual Meeting is the ratification of the Board of Directors’ selection of our independent registered public accounting firm.

The Board of Directors has appointed Moquist Thorvilson Kaufmann Kennedy & Pieper LLC (“Moquist Thorvilson”) as our independent registered public accounting firm to examine our financial statements for the current fiscal year ending December 31, 2011 and to perform other appropriate accounting services.  Moquist Thorvilson has served as our independent registered public accounting firm since October 23, 2008, and has no relationship with us other than that arising from their employment as our independent registered public accounting firm.

During the two most recent years and through the date hereof, we have not consulted with Moquist Thorvilson regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Moquist Thorvilson concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K or the related instructions thereto) or a reportable event.

While we are not required to do so, we are submitting the appointment of Moquist Thorvilson to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011 for ratification in order to ascertain the views of our stockholders on this appointment.  If the appointment is not ratified, the Board of Directors will reconsider its selection.

Fees paid to Moquist Thorvilson during 2010 and 2009 were as follows:

	2010	2009
Audit Fees (1)	$86,395	$86,485
Audit-Related Fees (2)	4,433	8,693
Tax Fees	17,710	26,900
All Other Fees	—	—
Total Fees	$108,538	$122,078

(1)	The amount billed to us for professional services related to the audit of our annual financial statements as of December 31, 2010 and 2009 and included reviews of our quarterly reports on Form 10-Q.
(2)
This amount was billed to us for professional services provided as follows:  2010 – primarily fees incurred in connection with the audit and reviews of our financial statements and were not included above under “Audit Fees”; 2009 – primarily for Sarbanes-Oxley 404 consulting and reviewing SEC comment letters.

The Board of Directors has considered whether the provision of the non-audit services described above by an external auditor is compatible with maintaining the auditor’s independence, and determined that these non-audit services are compatible with the required independence.  The Board of Directors pre-approves all services to be provided to our Company by the independent auditors.  This includes the pre-approval of (i) all audit services, and (ii) any significant (i.e., not de minimis) non-audit services.  Before granting any approval, the Board of Directors gives due consideration to whether approval of the proposed service will have a detrimental impact on the auditor’s independence.  All services provided by and fees paid to our independent auditors in 2010 and 2009 were pre-approved by the Board of Directors.

REPORT OF AUDIT COMMITTEE

The audit committee reviewed and discussed the audited financial statements with management, as discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.  The audit committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.  Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K.
James F. Miller
Timothy Sherlock

ADDITIONAL INFORMATION

Stockholder Proposals

The 2012 Annual Meeting of Stockholders is scheduled to be held on June 5, 2012.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to our Company Secretary in a timely manner.  In order to be included in the proxy statement for the 2012 Annual Meeting of Stockholders, stockholder proposals must be received by our Company Secretary no later than December 31, 2011, and must otherwise comply with the requirements of our Bylaws and Rule 14a-8.  No such stockholder proposals have been received for the 2011 Annual Meeting of Stockholders.

If a stockholder who has notified the Company Secretary of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

Stockholder Nominations of Directors

If a stockholder wishes to nominate an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely nomination to the Company Secretary.  In order to nominate a director for the 2012 Annual Meeting of Stockholders, stockholder nominations must be received by our Company Secretary no later than December 31, 2011.  No such stockholder nominations have been received for the 2011 Annual Meeting of Stockholders.

A proper stockholder nomination for director must include the following information:

1.	Nominee Information:
a.	The name, age, business address and residence address of each nominee.
b.	The principal occupation or employment of each nominee.
c.	The class and number of Company shares which are beneficially owned by each nominee on the date of such stockholder’s notice.
d.
Any other information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor statute thereto (including, without limitation, each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

2.	Nominating Stockholder Information:
a.	The name and address, as they appear on the Company’s books, of the nominating stockholder and any other stockholders known by such stockholder to be supporting each nominee.
b.	The class and number of Company shares which are beneficially owned by the nominating stockholder on the date of such stockholder’s notice.

c.
A representation that the stockholder is a holder of record of Company stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

3.	Related Agreements and Understandings:
a.
A description of all arrangements or understandings between the nominating stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

If a stockholder who has notified the Company Secretary of his intention to make a nomination at an annual meeting does not appear or send a qualified representative to make his nomination at such meeting, the nominee will not be included on the ballot distributed at the meeting.

Annual Report to Stockholders

Our Annual Report on Form 10-K for the year ended December 31, 2010 accompanies this information statement and is also available for viewing on the Internet at http://energycompositescorp.com/filings.  The Annual Report contains financial statements audited by Moquist Thorvilson, our independent registered public accounting firm.  The Annual Report is not to be considered as having been incorporated by reference.  If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits.  You can request exhibits to the Form 10-K by writing to our Company Secretary at Energy Composites Corporation, 4400 Commerce Drive, Wisconsin Rapids, Wisconsin  54494.

Questions

If you have any questions or need more information about the annual meeting, write to:

Energy Composites Corporation
4400 Commerce Drive,
Wisconsin Rapids, Wisconsin  54494
Attention: Company Secretary

or call us at (715) 421-2060.

By Order of the Board of Directors,

/s/ Jamie L. Mancl

Jamie L. Mancl
President and Director

April 28, 2011